Exhibit 37

                         [Great Western Letterhead]

                     YOUR VOTE IS EXTREMELY IMPORTANT!


                                                          May 29, 1997


     Dear Great Western Stockholder:

     Just two weeks from now, at a Special Meeting of Stockholders on June 13, you will have the opportunity to vote on the Washington Mutual merger. On the same day, you also will have the opportunity at Great Western's Annual Meeting to vote on the election of directors and on various amendments to your company's By-laws proposed by H.F. Ahmanson & Company.

     In connection with your vote, we are pleased to enclose two documents we think you will find of great interest:

     * First, a letter to Great Western stockholders from Kerry Killinger, Chairman, President and Chief Executive Officer of Washington Mutual.

     * Second, a copy of an ad we recently ran in several newspapers.

     You can help pave the way for prompt completion of the Washington Mutual merger. To approve the merger at the Special Meeting, simply sign, date and return the enclosed GREEN voting instruction form today. Under separate cover you are receiving a GOLD voting instruction form relating to the Annual Meeting, which we urge you also to sign, date and return.

     YOUR VOTE ON BOTH THE GREEN AND GOLD VOTING INSTRUCTION FORMS IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU MAY OWN. If you have any questions about how to vote your shares, please call our proxy solicitor, Georgeson & Company Inc., toll-free at 1-800-223-2064.

     Thank you for your continued support.

     Sincerely,

     /s/ John F. Maher                     /s/ James F. Montgomery
     John F. Maher                         James F. Montgomery
     President and Chief                   Chairman of the Board
     Executive Officer


                     VOTE GREEN! VOTE GOLD! VOTE TODAY!